EXHIBIT 21

SUBSIDIARIES OF NEW ULM TELECOM, INC.

Name of Subsidiary	Ownership	Jurisdiction of Incorporation
Hutchinson Cellular, Inc.	100% owned by HTC	Minnesota
Hutchinson Telecommunications, Inc.	100% owned by HTC	Minnesota
Hutchinson Telephone Company	100%	Minnesota
Peoples Telephone Company	100%	Iowa
Sleepy Eye Telephone Company	100%	Minnesota
TechTrends, Inc.	100%	Minnesota
Western Telephone Company	100%	Minnesota

The financial statements of all wholly-owned subsidiaries listed above are included in the Consolidated Financial Statements of NU Telecom on this Form 10-K for the year 2016. NU Telecom is incorporated in the state of Minnesota.